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                                   EXHIBIT 11

                              THE FINOVA GROUP INC.
                        Computation of Earnings Per Share
                  (Dollars in Thousands, except per share data)

                                    Quarter Ended           Twelve Months Ended
                                       March 31,                December 31,
                             -------------------------   -------------------------
                                 1995          1994          1994         1993
                             -----------   -----------   -----------   -----------
 Net income                  $    22,368   $    11,389   $    74,313   $    37,347
 Preferred dividends                                                         1,306
                             -----------   -----------   -----------   -----------
 Earnings available to
  common shareholders        $    22,368   $    11,389   $    74,313   $    36,041
                             ===========   ===========   ===========   ===========
Average common shares
 outstanding before
 common equivalents           27,620,000    20,084,000    24,998,000    20,090,000
Common equivalent stock
  options                        274,000       278,000       309,000       242,000
                             -----------   -----------   -----------   -----------
Average outstanding common
  and equivalent shares       27,894,000    20,362,000    25,307,000    20,332,000
                             ===========   ===========   ===========   ===========
Earnings per common
 and equivalent share        $      0.80   $      0.56   $      2.94   $      1.77
                             ===========   ===========   ===========   ===========

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